MEMORANDUM OF AGREEMENT

MEMORANDUM OF AGREEMENT dated this 30 day of January between **OFFICE & PROFESSIONAL EMPLOYEES INTERNATIONAL UNION, LOCAL 153, AFL-CIO,** and **INTERBORO INSTITUTE**

WHEREAS, the parties hereto are party to a collective bargaining agreement dated September 1, 2003 *and;*

WHEREAS, said collective bargaining agreement expired by its terms on August 31, 2006, and was continued in effect thereafter by mutual agreement of the parties;

NOW, THEREFORE, be it mutually agreed as follows:

The execution of this Memorandum of Agreement and the ratification of its terms by the members of the Union in the bargaining unit constitute the entering into of a new collective bargaining agreement by the Employer and the Union. The Employer and the Union further agree that a new Agreement incorporating the terms of this Memorandum of Agreement with the text of the prior Agreement, will be prepared and executed by the appropriate representatives of the Employer and the Union within sixty (60) days after the Memorandum of Agreement is executed.

For the Employer:

Michael J. O'Brien
President

For the Union:

[signature]
Business Representative

opeiu:153
afl-cio

ARTICLE IV - UNION STEWARDS AND VISITATION
Add new sections:

Section 4. The Employer shall provide quarterly membership reports in an electronic format to the Stewards and Union listing the name, address, date of hire, social security number, birth-date, job title and campus of all members of the bargaining unit.

Section 5. The Employer and Union agree to hold Labor/Management meetings up to three times per year at the Union's request to discuss issues of interest. Such meetings are not to be used as a substitute for grievance meetings.

ARTICLE VII - HOURS OF WORK AND OVERTIME
Modify as follows:

Section 5. *Add to end of section:* Any employee performing work on a Sunday under this section shall be compensated at the rate of double his/her regular pay for all hours worked so long as such hours are not part of the employee's regular work schedule.

ARTICLE VIII - WAGES
Modify as follows:

Section 1. Effective and retroactive to September 1, 2006 all employees shall receive a two percent (2%) across the board increase.

Effective September 1, 2007 all employees shall receive a two and one-half percent (2.5%) across the board increase.

Effective September 1, 2008 all employees shall receive a three percent (3%) across the board increase.

Section 2.

In addition to the above wage increases, all employees shall be eligible for the following additional increases and payments outlined in sections a), b) and c) below. The additional increases and payments contained in sections a), b) and c) will only be paid in the event that the Employer's actual earnings before interest, taxes, depreciation and amortization (EBITDA) is equal to that previously predicted by the Employer.

The Employer shall provide to the Union the predicted EBITDA for the following calendar year no later than December 15th of the prior year. The Employer shall also provide to the Union the actual EBITDA by December 1st of the calculating year. The actual EBITDA shall be the actual nine (9) months of the year plus a calculation of the estimated EBITDA for the final three (3) months of the year. An additional across the board increase (for 2007) or merit

increase (for 2008) shall be granted based upon the percentage of predicted EBITDA the company earns as follows:

Interboro achieves 75% or less of predicted EBIDTA: there will be no distribution from the merit pool,

Interboro exceeds 75% of predicted EBITDA: 1/4 of the merit pool will be distributed. Interboro exceeds 100% of predicted EBITDA: 1/2 of the merit pool will be distributed.

Interboro exceeds 125% of predicted EBITDA: 3/4 of the merit pool will be distributed.

Interboro exceeds 150% of predicted EBITDA the full merit pool will be distributed.a) The parties have agreed to use $750,000 as the "predicted" EBIDTA amount for 2007, and to set the merit pool at three percent (3.0%) of the total bargaining unit payroll for employees eligible for an increase (*i.e.*, excluding new hires who are not yet due an increase). Utilizing the merit formula above, effective September 1, 2007 all employees shall be eligible for an additional across the board increase.

Illustrative Examples:

1. For 2007 Interboro achieves 50% of predicted EBIDTA (i.e., $375,000): No additional across the board increase would be paid.

2. For 2007 Interboro achieves 85% of predicted EBIDTA (i.e., $637,500): Employees receive additional across the board increase of .75% (i.e., ¼ of the 3% merit pool).

3. For 2007 Interboro achieves 135% of predicted EBIDTA (i.e., $1,012,500): Employees receive additional across the board increase of 2.25% (i.e., ¾ of the 3% merit pool).

b) Employees shall be eligible for merit pay increases effective September 1, 2008, which shall be paid from a meritpool set at 2.5% of the total bargaining unit payroll for employees eligible for an increase (*i.e.*, excluding new hires who are not yet due an increase). The entire amount of the pool shall be spent whether or not 100% of the employees qualify for a merit increase. In order to be eligible for a merit increase, an employee must receive an overall very good in the annual formal evaluation. A minimum of 40% of the employees will share in this merit pool. If 40% of the employees do not qualify for the merit pool, then management will select the employees with the next best evaluations to reach the 40% minimum. All employees will be evaluated twice per year, once formally, and once less formally. The formal evaluation shall include a section on goals and objectives. The less formal evaluation may just be an oral evaluation, followed by a confirmatory letter.

Illustrative Examples:

1. For 2008 Interboro achieves 115% of predicted EBIDTA: at least 40% of the employees will share in a ½ of the 2.5% merit pool.

2. For 2008 Interboro achieves 155% of predicted EBIDTA: at least 40% of the employees will share in the entire 2.5% merit pool.

c) All employees hired before August 1, 2004 who are still employed by Interboro on August 1, 2009 shall receive a lump sum bonus of two-hundred dollars ($200). This bonus shall be paid to employees in one sum on August 31, 2009.

ARTICLE X - VACATION

Revise third sentence of section 4 as follows:
Section 4. ...Four (4) days of vacation may be carried over into the following year but must be used before December 1st of the year the days have been carried over into.

Add new:
Section 8. A blackout period for vacations shall occur every four weeks before and two weeks after each semester. The Employer shall give employees one month notice of any change in a blackout period.

ARTICLE XI - MISCELLANEOUS EMPLOYEE BENEFITS

Change section 2 to the following and renumber the other sections of this article:

Section 2. Long Term Disability The employer shall provide all employees with Long Term Disability coverage which provides for sixty percent (60%) of the employee's salary up to a maximum of five thousand dollars ($5000) per month for as long as the employee is eligible for long term disability.

Modify section 5 as follows:
Section 5. Tuition Reimbursement

It is the Employer's policy to provide educational opportunities for its employees. Tuition reimbursement is available to full time employees beginning their first complete semester after an employee's ninety (90) day anniversary of employment. Employees must submit their requests in advance of the semester. Full time employees are eligible for tuition reimbursement that is equal to the cost of six (6) credits during each of three (3) semesters for an academic year at the current applicable rate charged by the City University of New York to out of state students. The employees may elect any institution of higher learning that is accredited for programs registered by the New York Board of Regents. Tuition will be paid once the office of Human Resources receives proof of payment and passing the course.

Add new:
Section 6. The employer shall provide each employee with a locker on the campus (identified currently as the Manhattan Campus, Manhattan Annex, Washington Heights Campus,

Yonkers Campus and Flushing Campus) at which the employee works to keep personal items secure.

ARTICLE XII - PENSION

Modify Section 1 to read as follows:

Section 1. Effective and retroactive to September 1, 2006 the Employer shall continue the participation of bargaining unit members in its 401(k) plan, the terms of which the Employer may change, at its discretion. Any such change by the employer shall not adversely affect the eligibility, vesting, matching as set forth below in this Section 1, and/or the administrative cost allocation. Subject to any caps set forth in the 401(k) plan the Employer shall match twenty-five percent (25%) of the employee's contribution.

ARTICLE XIV SICK LEAVE

Modify as follows:

Section 3. Full time employees are entitled to seven (7) sick days per academic year (prorated based upon the employee's start date) after 90 days of employment. Sick days are granted for a one (1) year period commencing September 1st of each year. Up to twenty (20) unused sick days may be banked by an employee to be used in the case of short term disability.

ARTICLE XVI - MANAGEMENT RIGHTS

Modify Section 1 as follows:

...(subject to the requirements of Article XXIII)...

Modify Section 5 as follows:

Admissions Counselors shall be subject to the standards set forth in Appendix 3. No Admissions Counselor shall be discharged solely for a failure to achieve those standards.

Modify Section 8 as follows:

Section 8. The Employee Manual shall remain in full force and effect, except insofar as provisions of the Employee Manual are inconsistent with explicit terms of this Agreement. All employees shall be provided an employee's manual by the Employer.

ARTICLE XIX - LAYOFFS AND RECALL

Add new Section 7

Section 7. Employees who are laid off shall receive severance in the amount of one (1) week per year of service up to a maximum of four weeks(4).

ARTICLE XXVI - PERSONNEL FILES

Modify section 1 as follows:

Section 1. An employee may inspect his/her personnel file at reasonable times. Such employee must provide notice of his/her desire to inspect his/her personnel file two (2) business days prior to such inspection. Employees wishing to clarify or rebut statements made in those materials may submit statements of explanation or rebuttal and such statements will be retained in his/her personnel file. If an employee asks to see his/her personnel file, and it is not kept at the location at which the employee works, the Employer shall send the employee's file to the site director of the campus on which the employee works for the employee to inspect, or else provide the employee access to the personnel file via e-mail.

ARTICLE XXVII - BEREAVEMENT LEAVE

Modify section 1 as follows:

Section 1. The Employer will grant up to a maximum of three (3) working days off with pay in the case of a death of a member of the immediate family. In the case of the death of an Aunt or Uncle the employer will grant up to one (1) working day off with pay.

Modify section 2 to read as follows:

Section 2. For purposes of this leave, immediate family members are considered to be spouse, parents, siblings, children, grandparents, grandchildren, mother-in-law, father-in-law, brother-in-law or sister-in-law and relatives living in the same household as the employee.

ARTICLE XXX - HEALTH INSURANCE

Modify the article to read as follows:

Section 1. The Employer shall continue to offer health care coverage under GHI's high option and low option PPO's as described in Apendix ___ (as long as these plans are available) or under any other healthcare plan offered to Interboro employees generally. The Employer will pay for the entire cost of the employee only coverage under GHI low option or the equivalent amount towards the cost of alternative coverage offered by the Employer and selected by the employee. The employee shall pay the cost of coverage for dependants.

Notwithstanding the above, the Employer reserves the right to change the health insurance carrier as long as the coverage is substantially similar to the existing coverage. The Employer will advise the Union when it seeks to change carriers. The Employer will review bids for insurance referred by the Union in the same manner it reviews bids by insurance carriers solicited by the Employer.

Section 2. The Employer shall provide a flexible spending account which employee's may elect to participate in during an open enrollment period.

Section 3. The employer shall offer all employees the option of participating in the Guardian Voluntary Managed DentalGuard plan. All costs of such participation shall be borne by the employee.

ARTICLE XXXI - TRANSPORTATION EXPENSES

Modify as follows:

Section 2. In the event that an employee uses a personal vehicle for work, the employee will be reimbursed at the federal mileage reimbursement rate.

Add new:

Section 3. The Employer shall provide all employee's with the opportunity to participate in TransitChek.

ARTICLE XXXIII –DISCIPLINE

Modify section 4 as follows:

Section 4. Depending upon all of the circumstances of the case and the severity of the offense, one or more of the above steps may be repeated or bypassed. Generally, the Employer will follow a traditional progressive discipline policy.

ARTICLE XXXIV - TERMINATION AND RENEWAL

Modify first sentence as follows:

The Agreement shall be in full force and effect from September 1, 2006 to August 31, 2009.